                              EMPLOYMENT AGREEMENT

       THIS AGREEMENT ("Agreement") is made and entered into as of this ____ day of __________, 2003, by and between MORRIS I. BRYANT, an individual resident of the State of Georgia ("Executive"), SOUTHWEST GEORGIA FINANCIAL CORPORATION, a Georgia corporation (the "Employer"), and SOUTHWEST GEORGIA BANK, a Georgia bank and wholly-owned subsidiary of the Employer (the "Bank"). References herein to the "Employer" shall refer to both the Employer and the Bank, as the context requires, and the Employer and the Bank shall have the option to perform the obligations provided herein, in their sole discretion, through either entity; provided, however, that for purposes of such obligations and the rights of the Employer under this Agreement, Employer and Bank shall be treated as one and the same. Executive may enforce his rights against either the Employer, the Bank, or both the Employer and the Bank.

       WHEREAS, Employer has entered into that certain Agreement and Plan of Reorganization (the "Acquisition Agreement"), dated December ___, 2003, with First Bank Holding Company and Sylvester Banking Company (together, "Sylvester"), for whom Executive serves as a key executive officer;

       WHEREAS, Executive possesses significant knowledge and information with respect to Sylvester, which knowledge and information includes trade secrets of Sylvester, which will be increased, developed and enhanced through Executive's continued employment by Employer following the acquisition of Sylvester; and

       WHEREAS, Employer desires to retain Executive following the acquisition of Sylvester by Employer pursuant to the Acquisition Agreement on the terms and conditions contained herein;

       NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    EMPLOYMENT.

       Subject to the terms hereof, the Employer hereby employs Executive, and Executive hereby accepts such employment. Executive will serve as Senior Vice President of the Bank or in such other executive capacity as the Board of Directors of Employer (the "Board of Directors") may hereafter from time to time determine. Executive agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Executive from time to time; provided that the Executive may serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of his duties hereunder.

SECTION 2. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

       (a)    "BONUS." Bonus shall have the meaning ascribed to it in Section
              4.1.

       (b) "CAUSE." Cause for termination of Executive's employment shall exist (i) if Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (ii) if Executive fails to comply with the terms of this Agreement, and, within ten (10) days after written notice from Employer of such failure, Executive has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Executive at any time thereafter again so fails, or (iii) if Executive violates any of the provisions contained in Section 5 of this Agreement.

       (c) "CHANGE IN CONTROL." A Change in Control of the Employer means any one of the following events:

                     (i) The acquisition (other than from the Employer) by any Person of beneficial ownership of twenty percent (20%) or more of the combined voting power of the Employer's or Bank's then outstanding voting securities; provided, however, that for purposes of this definition, Person shall not include any Person who on April 1, 2003 owns ten percent (10%) or more of the Employer's or the Bank's outstanding securities, and a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the combined voting power of the Employer's or Bank's then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Employer or any of its subsidiaries, or (2) any corporation or bank, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Employer or Bank, respectively, in the same or similar proportion as their ownership of stock in the Employer or Bank immediately prior to such acquisition.

                     (ii) Approval by shareholders of the Employer or Bank, respectively, of (1) a merger or consolidation involving the Employer or Bank if the shareholders of the Employer or Bank, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer or Bank outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Employer or Bank or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or Bank.

              (iii) A change in the composition of the Board of Directors such that the individuals who, as of April 1, 2003, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at

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

                     least a majority of the Board of Directors; provided, however, for purposes of this definition that any individual who becomes a member of the Board of Directors subsequent to April 1, 2003 whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, shall not be so considered as a member of the Incumbent Board.

       (d) "CHANGE IN CONTROL DATE." The Change in Control Date is the date six (6) months prior to the date of the Change in Control.

       (e) "CODE." The Code is the Internal Revenue Code of 1986, as it may be amended from time to time.

       (f) "COMPETITOR." A Competitor is any Person, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Employer Activities.

       (g) "COMPETITIVE POSITION." Competitive Position means (i) the direct or indirect ownership or control of more than two percent (2%) of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial capacity.

       (h) "CONFIDENTIAL INFORMATION." Confidential Information means any confidential, proprietary business information or data belonging to or pertaining to the Employer that does not constitute a Trade Secret and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Employer's customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Executive as a result of his employment with the Employer.

       (i) "CUSTOMER." Customer means actual customers or actively sought prospective customers of Employer during the Term.

       (j)    "EFFECTIVE TIME." The Effective Time shall be ____________, 2003.

       (k) "EMPLOYER ACTIVITIES." Employer Activities means the business of providing banking insurance, trust, investment or securities services to individuals and businesses.

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       (l)    "EXCESS SEVERANCE PAYMENT." The term Excess Severance Payment shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

       (m) "GOOD REASON." A Good Reason for termination by Executive of Executive's employment shall mean the occurrence (without the Executive's express written consent) during the six (6) month period prior to, or within the eighteen (18) month period following, the date of a Change in Control of any one of the following acts by the Employer, or failures by the Employer to act, unless, in the case of any act or failure to act described in paragraph (i) below, such act or failure to act is corrected prior to the Termination Date:

                     (i) the substantial adverse change in Executive's responsibilities at the Employer from those in effect immediately prior to the Change in Control Date; or

                     (ii) after the Change in Control Date, a reduction in Executive's normal, current salary, a reduction in his incentive compensation resulting from a change in the incentive plan or the failure by the Employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Employer's pension, deferred compensation, life insurance, medical, or disability plans in which Executive was participating at the Change in Control Date, the taking of any action by the Employer which would directly or indirectly reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the Change in Control Date.

              Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness, except for a Total Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

       (n) "NONCOMPETE PERIOD" or "NONSOLICITATION PERIOD" means the period beginning the Effective Time and ending on the second anniversary of the Termination Date.

       (o) "PERSON." A Person is any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, bank, firm, unincorporated organization or other entity.

       (p) "PRESENT VALUE." The term Present Value shall have the same meaning as provided in Section 280G(d)(4) of the Code.

       (q) "REASONABLE COMPENSATION." The term Reasonable Compensation shall have the same meaning as provided in Section 280G(b)(4) of the Code. The parties acknowledge and agree that, in the absence of a change in existing legal authorities or the issuance of contrary authorities, amounts received by Executive

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              as damages under or as a result of a breach of this Agreement shall be considered Reasonable Compensation.

       (r) "SEVERANCE PAYMENT." The term Severance Payment shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

       (s)    "TERM." Term shall have the meaning ascribed to it in Section 3.1.

       (t)    "TERMINATION DATE." The effective date of Executive's termination.

       (u) "TERRITORY." Territory means any county in Georgia in which Employer does business following the acquisition of Sylvester and any county contiguous thereto.

       (v) "TOTAL DISABILITY." Total Disability means the failure by Executive to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve
              (12) month period during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability.

       (w) "TRADE SECRETS." Trade Secrets means information or data of or about Employer, including but not limited to technical or non-technical data, compilations, programs, methods, techniques, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, information concerning the Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

SECTION 3.  TERM OF EMPLOYMENT.

       3.1 Unless earlier terminated pursuant to Section 3.2, Executive's employment under this Agreement shall be for a five (5) year term (the "Term") commencing on the Effective Time and ending on the fifth anniversary thereof.

       3.2 Executive's employment under this Agreement shall terminate upon the occurrence of any of the following events:

              (a)    The death of Executive.

              (b)    The Total Disability of Executive.

              (c) The termination by Employer of Executive's employment hereunder, upon written notice to Executive, for Cause, as determined by the Board of Directors.

              (d) The termination of Executive's employment by Executive or by Employer without Cause upon at least ninety (90) days prior written notice.

SECTION 4.  COMPENSATION.

       4.1 DURING TERM OF EMPLOYMENT. Employer will provide Executive with the following salary, expense reimbursement and additional employee benefits during the Term hereunder:

              (a) SALARY. Executive will be paid a salary of no less than ______________ Dollars ($ ________) per annum, less deductions and withholdings required by applicable law. The salary shall be paid to Executive in equal monthly installments (or on such more frequent basis as other employees of Employer are compensated from time to time). The salary shall be reviewed by the Board of Directors of Employer on at least an annual basis and may be increased from time to time in the Board of Directors' discretion.

              (b) VACATION AND SICK LEAVE. Employee shall also receive the same number of vacation days and paid days of sick leave per calendar year as the Employer gives other Employer employees from time to time. Any unused sick leave days in any calendar year may be carried over to subsequent years in accordance with Employer policy. Any unused vacation days in any calendar year may not be carried over to subsequent years.

              (c) EXPENSES. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee on the same basis as other employees.

              (d) BENEFIT PLANS. Executive may participate in such medical, disability, life insurance and other benefit plans (such as the Southwest Georgia Financial Corporation Pension Retirement Plan, the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation, and any successor to such plans) as Employer maintains from time to time for the benefit of other employees, on the terms and subject to the conditions set forth in such plans.

       4.2    EFFECT OF TERMINATION.

              (a) If Executive's employment hereunder is terminated by Employer pursuant to Section 3.2(b) hereof but Executive is not determined to be "disabled" under the Employer's disability insurance, then Employer shall continue to pay Executive his normal, current salary pursuant to Section 4.1(a) (on the same basis as if Executive continued to serve as an employee hereunder for such applicable period) and offer paid insurance continuation rights under the Consolidated Omnibus Reconciliation Act ("COBRA") until the earlier of (i) the end of the Term or (ii) Executive is determined to be "disabled" under the Employer's disability insurance.

              (b) If Executive's employment hereunder is terminated by Employer pursuant to Section 3.2(d) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Executive his normal, current salary pursuant to Section 4.1(a) (on the same basis as if Executive continued to serve as an employee hereunder for such applicable period) and offer paid insurance continuation rights under COBRA for the Term. If Executive's employment is terminated pursuant to Section

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

       3.2(a) or (b) hereof or if Executive's employment is terminated by Employer pursuant to Section 3.2(d), all options to purchase stock of the Employer or an affiliate of the Employer granted to Executive shall immediately become exercisable upon such termination. In the case of a termination pursuant to Section 3.2(a) or (b) hereof, the options will expire in accordance with their respective scheduled expiration dates. In the case of a termination by Employer pursuant to Section 3.2(d) hereof, the options will expire on the first anniversary after the effective date of the termination of Executive's employment hereunder. Upon the death of Executive, any options that Executive would otherwise be entitled to exercise hereunder may be exercised by his personal representatives or heirs, as applicable. If Executive's employment is terminated by Employer pursuant to Section 3.2(c) or by Executive pursuant to Section 3.2(d), those options which are exercisable as of the date of such termination shall be exercisable for a period of ninety (90) days after such termination (and all other options not then exercisable shall be forfeited as of such date), and after such 90-day period, all unexercised options will expire. To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Executive and the Employer or an affiliate of the Employer.

              (c) If a Change in Control occurs during the Term and Executive's employment is terminated within six (6) months prior to or eighteen (18) months following the date of the Change in Control, and if such termination is by Employer pursuant to Section 3.2(d) hereof or a termination by Executive for Good Reason, then, in addition to any other amount payable hereunder, Employer shall continue to pay Executive his normal, current salary pursuant to Section 4.1(a) (on the same basis as if Executive continued to serve as an employee hereunder for such applicable period) and offer paid insurance continuation rights under COBRA for one (1) year following the Termination Date.

              (d) Except as provided above, upon the termination of the employment of Executive hereunder for any reason, Executive shall be entitled to all compensation and benefits earned or accrued under Section
       4.1 as of Termination Date, but from and after the Termination Date no additional compensation or benefits shall be earned by Executive hereunder. Executive shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365) based upon the year to date financials and performance of the Employer and assuming performance at the target level for any individual performance criteria. Any such Bonus shall be payable upon termination.

              (e) Unless Executive's employment hereunder is terminated by Employer pursuant to Section 3.2(a) or 3.2(d), the covenants in Section 5 of this Agreement shall survive termination of Employee's employment, for the full Noncompete Period and Nonsolicitation Period as though the engagement lasted for the full Term described in Section 3.1.

       4.4 LIMITATION ON BENEFITS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

              (a) Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Employer or its affiliates, whether pursuant

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       to this Agreement or otherwise, which are treated as Severance Payments shall, but only to the extent necessary, be modified or reduced in the manner provided in (b) below so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Employer to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Section 280G of the Code, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

              (b) In the event that the amount of any Severance Payments which would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 4.4, Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Employer.

              (c) This Section 4.4 shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Employer pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. Notwithstanding the foregoing, in no event will any of the provisions of this Section 4.4 create, without the consent of Executive, an obligation on the part of Executive to refund any amount to the Employer following payment of such amount.

              (d)    In addition to the limits otherwise provided in this
       Section 4.4, to the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.

SECTION 5.  PARTIAL RESTRAINTS ON COMPETITION.

       5.1 TRADE NAME. Executive shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of the Employer or any of its affiliates or name similar thereto, without the prior written consent of the Employer.

       5.2    CONFIDENTIAL INFORMATION.

              (a) Executive hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

                              (1) Executive shall hold in confidence all Trade
                     Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of the Employer; and

                              (2) Executive shall immediately notify the
                     Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the Employer, to the extent necessary, in the procurement or any protection of the Employer's rights to or in any of the Trade Secrets or Confidential Information.

       5.3    NONCOMPETITION.

              (a) The parties hereto acknowledge that Executive is conducting Employer Activities throughout the Territory. Executive acknowledges that to protect adequately the interest of the Employer in the business of the Employer it is essential that any noncompete covenant with respect thereto cover all Employer Activities and the entire Territory.

              (b) Executive hereby agrees that, during the Term and the Noncompete Period, Executive will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Executive shall notify the Employer promptly in writing if Executive receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

              (c) Nothing contained in this Section 5 shall prohibit Executive from acquiring not more than two percent (2%) of any Employer or bank whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

       5.4 NONSOLICITATION DURING TERM. Executive hereby agrees that Executive will not, during the Term, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by the Employer during the Term.

       5.5 NONSOLICITATION DURING NONSOLICITATION PERIOD. Executive hereby agrees that Executive will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any (i) employee of the Employer or the Bank, or (ii) Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer or Bank during the Term; provided, however, that the covenant in this clause shall limit Executive's conduct only with respect to those Customers with whom Executive had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

       5.6 NONDISPARGEMENT. Executive hereby agrees that Executive will not, during the Term and Nonsolitication Period hereof, either directly or indirectly, alone or in conjunction with any other party, make statements to Customers or suppliers of Employer or to other members of the public that are in any way disparaging or negative towards Employer, the Employer's products or services, or Employee's representatives (including its Board of Directors) or employees.

SECTION 6. TERMINATION OF EMPLOYMENT AGREEMENT.

       In consideration for, and as a material inducement to enter into, this Agreement, Executive agrees to terminate that certain Employment Agreement, dated March 10, 1987, by and between Executive and Sylvester Banking Company. Neither Employer or Sylvester shall owe Executive any further amounts or have any obligations to Executive thereunder. Executive shall have no claims or rights against Employer or Sylvester thereunder.

SECTION 7.  MISCELLANEOUS.

       7.1 NO OBLIGATION TO MITIGATE. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another company after the Termination Date or otherwise.

       7.2 CONTRACT NON-ASSIGNABLE. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

       7.3    SUCCESSORS; BINDING AGREEMENT.

              (a) In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer or that acquires a controlling stock interest in the Employer to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effective date of such succession shall be a breach of this Agreement and shall entitle Executive to compensation and benefits from the Employer under Section 4 in the amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate Executive's employment for Good Reason.

              (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount is still payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

       7.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

                  If to the Employer:   Southwest Georgia Financial Corporation
                                        Attention:  DeWitt Drew
                                        P.O. Box 3488 Moultrie, GA
                                        31768

                  If to Executive:      Morris I. Bryant
                                        408 W. Bryant Drive
                                        Sylvester, Georgia 31791

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

       7.5 PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

       7.6 WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

       7.7 AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

       7.8 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

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

       7.9    DISPUTES; LEGAL FEES; INDEMNIFICATION.

              (a) DISPUTES. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board of Directors. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board of Directors a decision of the Board of Directors within sixty
       (60) days after notification by the Board of Directors that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

              (b) LEGAL FEES. If, in connection with a Change in Control, Executive terminates his employment for Good Reason or if the Employer involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Employer shall promptly pay Executive's reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, investigative fees, and travel expenses. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

              (c) INDEMNIFICATION. During the Term of this Agreement and after Executive's termination, the Employer shall indemnify Executive and hold Executive harmless from and against any claim, performance as an officer, director or employee of the Employer or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Employer's request, in each case to the maximum extent permitted by law and under the Employer's Articles of Incorporation and Bylaws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.

       7.10 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary. Executive affirms that the only consideration for him signing this Agreement is that set forth in Section 4, that no other promise or agreement of any kind has been made to or with him by any person to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

       7.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         SOUTHWEST GEORGIA FINANCIAL CORPORATION


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:



                                         SOUTHWEST GEORGIA BANK


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:



                                         EMPLOYEE


                                         ---------------------------------------
                                         Morris I. Bryant


                                      -13-